Exhibit 99.1
MEMSIC Reports Another Quarter of Record Revenues

ANDOVER, Mass., Feb. 29, 2012 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS sensing solution provider, today announced financial results for the fourth quarter ended December 31, 2011.

•	Revenues rose to $21.5 million from $11.4 million in the 2010 quarter. Total shipments of our sensor products rose to 35.0 million units from 11.2 million units in prior-year period.

•	Gross margin was 35.9% compared to 41.1% in the 2010 quarter.

•
Operating expenses, including a $4.5 million non-cash goodwill impairment charge related to the system solution business acquired from Crossbow Technology, totaled $11.6 million compared to $6.3 million in the 2010 quarter.

•
GAAP net loss was $3.3 million, or $0.14 per diluted share, compared to net loss of $1.1 million, or $0.05 per diluted share, in the 2010 quarter. Before giving effect to the goodwill impairment charge, MEMSIC realized net income of $1.2 million, or $0.05 per share for the fourth quarter of 2011.

•	EBITDA was ($2.3) million, compared to ($0.1) million in the 2010 quarter. Before giving effect to the goodwill impairment charge, EBITDA for the 2011 fourth quarter was $2.2 million.

Chairman, President and CEO Dr. Yang Zhao commented, “MEMSIC achieved record sales for the sixth consecutive quarter, again due primarily to the growing success of our magnetic sensor in the smartphone market.  In fact, revenues almost doubled over last year’s period and we substantially exceeded the sales guidance we provided in early November.  Our gross margin improved on a sequential basis, increasing to 35.9% from 32.5% and 33.8% in the second and third quarters of 2011, respectively. This improvement reflected the success of our initiatives to achieve margin improvement through technology innovation and manufacturing enhancements.

“The motion sensor and sensor fusion market has been growing at a rapid pace, especially in smartphones.  In 2012, our goals are twofold.  First, we are pursuing more design wins with global customers in the mobile phone and consumer market. Second, we are working to leverage MEMSIC’s proven MEMS sensor and sensing system technology to create more value-added products for the consumer, industrial and automotive markets. With our extensive capabilities to integrate MCU and software to create smart-sensing systems beyond sensor fusion, MEMSIC is an established leader in smart motion management.”

Dr. Zhao added, “Our fourth-quarter 2011 results include a $4.5 million non-cash charge related to the impairment of a portion of the goodwill associated with our Crossbow Technology acquisition in January 2010. The impairment reflects the fact that sales forecasted for the system solution product, particularly the avionics product, are lower than projected at the time of acquisition. We believe this impairment does not negate the tremendous value of the know-how and IPs in sensor integration technology we acquired from Crossbow. Our original vision and strategy of realizing more higher-margin and stable business by combining MEMSIC’s strong sensor component technologies with the system integration technologies we acquired from Crossbow remain unchanged.”

Recent Developments

•
Electronic Products magazine honored MEMSIC’s MXC6226XC two-axis digital accelerometer with a Product of the Year award in January 2012.  The MXC6226XC – the world’s smallest and the first wafer-level packaged CMOS monolithic accelerometer – was selected for its innovative design, significant advancement in technology, and achievement in price and performance.

•
In November 2011, a subsidiary of MEMSIC entered into a joint venture  with Wuxi New District Science and Technology Financial Investment Group Co. Ltd., a state-owned Chinese venture capital fund, to focus on the sensor and sensing network solution market by leveraging MEMSIC’s proven mesh wireless sensor network technology.

Outlook

•	Revenue is expected to be between $18 million and $19 million for the first quarter of 2012, an increase of approximately 39% - 46% from the prior-year period.

•	GAAP net loss is expected to be in the range of $0.02 to $0.04 per share for the first quarter of 2012.

•	Average diluted share count for the 2012 first quarter is estimated to be approximately 24 million.

Conference Call

Management will hold a conference call and webcast at 5:00 p.m. EST on Wednesday, February 29, 2012 to review and discuss the Company's results.

What:	MEMSIC 4Q 2011 financial results conference call and webcast
When:	Wednesday, February 29, 2012
Time:	5:00 p.m. EST
Live Call:	(877) 291-1367, domestic
(914) 495-8534, international
Replay:	(855) 859-2056, pass code 46805814, domestic
(404) 537-3406, pass code 46805814, international
Webcast:	http://investor.memsic.com (live and replay)

About Non-GAAP Financial Information
EBITDA is a measure used by management to evaluate the Company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement that also includes, among other items, changes in working capital and the effect of non-cash charges). The Company defines EBITDA as net income, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the comparative evaluation of companies. Because not all companies use identical calculations, the company's presentation of EBITDA and EBITDA per share may not be comparable to similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA to GAAP net income as an exhibit to this release.

About MEMSIC, Inc.
MEMSIC, Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensors and multi-sensor system solutions based on micro-electromechanical systems (MEMS) technology and sophisticated integration technologies in both the IC level and module level. MEMSIC's unique and proprietary approach combines leading-edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost-effective solutions for the mobile phone, automotive, consumer, industrial, and general aviation markets. The company’s shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement
Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading "Risk Factors" in the company's most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source:  MEMSIC, Inc.

Company Contact: Patricia Niu MEMSIC, Inc. Chief Financial Officer 978-738-0900	Investor Contact: Harriet Fried / Jody Burfening LHA (212) 838-3777 ir@memsic.com

MEMSIC, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$51,914,128	$55,694,205
Restricted cash	3,791,189	2,928,933
Short-term investments	6,814,728	-
Accounts receivable, net of allowance for doubtful accounts of $6,441 as of December 31, 2011 and December 31, 2010	6,068,904	3,664,444
Inventories	11,459,153	8,923,127
Other assets	2,050,787	2,537,445
Total current assets	82,098,889	73,748,154

Property and equipment, net	30,998,489	22,015,502
Long-term investments	2,600,000	5,020,000
Goodwill	606,976	4,919,513
Intangible assets, net	11,091,532	11,894,328
Other assets	136,633	67,599
Total assets	$127,532,519	$117,665,096

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,439,605	$4,563,420
Accrued expenses	2,630,966	2,969,839
Advance research funding	3,791,189	2,928,933
Current portion of long-term debt	500,000	-
Total current liabilities	15,361,760	10,462,192

Note payable to bank, net of current portion	17,430,000	17,930,000
Building liability	8,161,288	-
Other liabilities	124,180	90,036
Total other liabilities	25,715,468	18,020,036

Stockholders’ equity:

Common stock, $0.00001 par value; authorized, 45,000,000 shares; 23,983,813 and 23,810,613 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	240	238
Additional paid-in capital	101,266,272	99,615,378
Accumulated other comprehensive income	4,363,930	3,029,372
Accumulated deficit	(19,908,135)	(13,823,565)
MEMSIC, Inc. stockholders' equity	85,722,307	88,821,423

Non-controlling interest related to joint ventures	732,984	361,445
Total stockholders' equity	86,455,291	89,182,868

Total liabilities and stockholders’ equity	$127,532,519	$117,665,096

MEMSIC, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net sales	$21,468,278	$11,439,239	$68,153,132	$38,651,577
Cost of goods sold	13,770,585	6,741,931	44,313,782	23,326,823
Gross profit	7,697,693	4,697,308	23,839,350	15,324,754

Operating expenses:
Research and development	1,943,356	2,311,587	8,553,569	8,697,981
Sales and marketing	2,016,409	1,535,130	6,892,303	5,092,353
General and administrative	2,781,135	2,015,663	10,354,798	8,546,722
Amortization expense	415,690	408,109	1,627,692	1,549,377
Goodwill impairment charge	4,492,000	-	4,492,000	-
Total operating expenses	11,648,590	6,270,489	31,920,361	23,886,433

Operating loss	(3,950,897)	(1,573,181)	(8,081,011)	(8,561,679)

Other income:
Interest and dividend income	102,572	122,365	437,655	442,167
Foreign exchange gain	305,708	322,480	1,153,822	682,290
Other, net	158,481	62,439	564,489	132,992
Total other income	566,761	507,284	2,155,965	1,257,449

Earnings (loss) before income taxes	(3,384,136)	(1,065,897)	(5,925,046)	(7,304,230)
Provision for (benefit from) income taxes	(95,256)	73,474	77,397	(5,628)
Net income (loss)	(3,288,880)	(1,139,371)	(6,002,443)	(7,298,602)

Less: net income attributable to noncontrolling interest	(9,558)	(1,982)	82,127	64,111
Net income (loss) attributable to MEMSIC, Inc.	$(3,279,322)	$(1,137,389)	$(6,084,570)	$(7,362,713)

Net income (loss) per common share to MEMSIC, Inc.:
Basic	$(0.14)	$(0.05)	$(0.26)	$(0.31)
Diluted	$(0.14)	$(0.05)	$(0.26)	$(0.31)

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,825,134	23,806,564	23,827,937	23,803,414
Diluted	23,825,134	23,806,564	23,827,937	23,803,414

MEMSIC, Inc.
Reconciliation of Net Loss to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Net loss	$(3,279,322)	$(1,137,389)	$(6,084,570)	$(7,362,713)
Interest (income) expense, net	(102,572)	(122,365)	(437,655)	(442,167)
Income tax expense (benefit)	(95,256)	73,474	77,397	(5,628)
Depreciation and amortization	1,208,787	1,039,749	4,742,190	3,862,416
EBITDA	$(2,268,363)	$(146,531)	$(1,702,638)	$(3,948,092)